Exhibit (h)(15)

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, is made this 18th of January, 2022, by and among Fidelity Rutland Square Trust II (the “Fidelity Trust”), a statutory trust organized under the State of Delaware, on behalf of itself and its current and future series as identified on Schedule A, severally and not jointly (each, an “Acquiring Fund” and collectively, the “Acquiring Funds”), and each trust identified on Schedule B (each, an “Underlying Trust”), on behalf of themselves and their respective series identified on Schedule B, severally and not jointly (each, an “Acquired Fund” and collectively the “Acquired Funds” and together with the Acquiring Funds, the “Funds”), and shall become effective on January 19, 2022 (the “Effective Date”).

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule;

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;

WHEREAS, to date certain of such investments have been governed by a Participation Agreement dated as of September 17, 2010, by and among the Fidelity Trust on behalf of the Acquiring Funds and iShares Trust, iShares, Inc., and iShares U.S. ETF Trust, on behalf their respective Acquired Funds, as revised by separate letter agreements dated November 10, 2010, February 3, 2011, January 3, 2012 and January 15, 2013, as further revised by Amendment No. 1 to Participation Agreement dated as of February 14, 2014, as further revised by separate letter agreements dated February 11, 2016 and May 10, 2016, as further revised by Amendment No. 2 to Participation Agreement dated as of December 20, 2018, and as further revised by separate letter agreements dated August 29, 2019, October 12, 2020, September 2, 2021, and September 10, 2021 (collectively, the “iShares Participation Agreement”); and

WHEREAS, to date certain of such other investments have been governed by a Participation Agreement dated as of December 22, 2008, by and among the Fidelity Trust, on behalf of the Acquiring Funds, and BlackRock Funds V, BlackRock Capital Appreciation Fund, Inc., and BlackRock Municipal Bond Fund, Inc., on behalf of their respective Acquired Funds, as revised by Amendment No. 1 to Participation Agreement dated as of July 13, 2010, as further revised by Amendment No. 2 to Participation Agreement dated as of January 24, 2011, as further revised by separate letter agreements dated June 7, 2012, August 1, 2013, June 2, 2014, and October 12, 2020, and as further revised by Amendment No. 3 to Participation Agreement dated as of June 10, 2021 (collectively and together with the iShares Participation Agreement, the “Participation Agreements”); and

WHEREAS, to date investments in the Acquired Funds by the Acquiring Funds have been made in reliance on SEC exemptive relief that will be rescinded one year from the effective date of the Rule.

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule.

I.    TERMINATION OF PARTICIPATION AGREEMENTS

The parties hereby mutually agree to terminate the Participation Agreements as of the Effective Date and waive the notice requirement for termination as set forth therein.

II.  TERMS OF INVESTMENT

2.1 In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows solely with respect to an investment by such Acquiring Fund in an Acquired Fund that exceeds the limits in Section 12(d)(1)(A)(i) of the 1940 Act:

(i) In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the fiduciary obligations of the Acquired Fund’s investment adviser, applicable law, rules and guidance issued by the SEC or its Staff, and the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may honor any redemption request partially or wholly in kind in the sole discretion of the Acquired Fund (which discretion of the Acquired Fund shall include the selection of portfolio securities to distribute in kind), even where such Acquired Fund does not ordinarily satisfy redemption requests in kind (particularly in the case of Acquired Funds that are not exchange-traded funds).

(ii) Timing/advance notice of redemptions. With respect to Enumerated Funds (as defined on Schedule B), the Acquiring Fund will use reasonable efforts to provide the required advanced notification specified in the 12d1-4 List (as defined below). Such notice shall be provided to the Enumerated Fund(s) if practicable and consistent with the Acquiring Fund’s best interests. This provision shall only apply in connection with any investment made by an Acquiring Fund in an Enumerated Fund in excess of the limits in Section 12(d)(1)(A)(i) of the 1940 Act. For the avoidance of doubt, in the instance where the Enumerated Fund is an exchange-traded fund, the requirements of this paragraph (ii) shall not apply to transactions in which an Acquiring Fund did not know or have reason to know that such transaction would result in a redemption transaction with the Enumerated Fund (such as where an Acquiring Fund sells shares in the secondary market). Each Enumerated Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(iii) Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investment in the Acquired Fund. The Acquired Funds acknowledge and agree that any information provided pursuant to the foregoing is not a commitment to purchase and constitutes an estimate that may differ materially from the amount, timing and manner in which a purchase order is submitted, if any.

2.3 In order to assist the Acquiring Fund’s investment adviser (the “Adviser”) or sub-adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund and its Adviser (and if applicable, sub-adviser) with information reasonably requested to comply with the terms and conditions of Rule 12d1-4, including information on the fees and expenses of the Acquired Fund. Such fee and expense information shall be limited to that which is made publicly available by the Acquired Fund.

III. REPRESENTATIONS OF THE ACQUIRING AND ACQUIRED FUNDS

3.1 In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if the Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.2 Each Acquired Fund agrees that any information regarding planned purchases, sales or redemptions of shares of an Acquired Fund provided pursuant to Section 2.1 will be treated confidentially, used solely for the purposes of this Agreement, and will not be disclosed to any third party without the prior consent of the Acquiring Fund, except for directors/trustees, officers, employees, accountants and other advisers of the Acquired Fund and its affiliates on a need-to-know basis and solely for the purposes of this Agreement.

3.3 Each Acquired Fund represents that it will not purchase or otherwise acquire during the term of this Agreement, the securities of an investment company or private fund (as defined in the Rule) where immediately after such purchase or acquisition, the securities of investment companies and private funds owned by the Acquired Fund have an aggregate value in excess of 10% of the value of the total assets of the Acquired Fund except as otherwise permitted by the Rule and guidance issued thereunder by the SEC or its Staff, or relevant SEC exemptive relief.

3.4 In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to the Acquiring Fund; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.5 An Acquiring Fund shall promptly notify an Acquired Fund:

(i) of any initial purchase or acquisition of shares in an Acquired Fund that causes such Acquiring Fund, in its estimation, to hold more than 3% of such Acquired Fund’s total outstanding voting securities; and

(ii) where an Acquiring Fund and its Advisory Group (as defined by Rule 12d1-4(d)(1)), individually or in the aggregate, hold in their estimation more than 25% of such Acquired Fund’s total outstanding voting securities.

3.6 Notwithstanding anything herein to the contrary, an Acquiring Fund may not make an investment in an Acquired Fund that causes such Acquiring Fund to hold, in its estimation, 5% or more of such Acquired Fund’s total outstanding voting securities without the prior approval of the Acquired Fund.

3.7 The requirements set forth in Section 3.5 above shall not apply where the Acquiring Fund’s full portfolio is sub-advised by any affiliate of BlackRock, Inc.

3.8 An Acquiring Fund shall provide an Acquired Fund with information regarding the amount of such Acquiring Fund’s investments in the Acquired Fund upon the Acquired Fund’s reasonable request.

3.9 Each Acquiring Fund acknowledges that it may not rely on this Agreement to invest in the Ineligible Funds (as defined in Schedule B) and that the Enumerated Funds are subject to certain additional conditions described on the list of Ineligible Funds and Enumerated Funds (the “12d1-4 List”). Each Acquiring Fund acknowledges that the 12d1-4 List is available as described in Schedule B, and further acknowledges that it is an Acquiring Fund’s obligation to review the 12d1-4 List on an ongoing basis for any changes which may occur from time to time.

IV. CERTIFICATIONS

4.1 Each Underlying Trust, on behalf of itself and its respective Acquired Funds, agrees to deliver to the Fidelity Trust and the Adviser on an annual basis a certificate, duly certified by the President or any Vice President of the Underlying Trust, substantially in the form attached hereto as Exhibit A.

4.2 Each Underlying Trust, on behalf of itself and its respective Acquired Funds, acknowledges that such certificate will be accepted and reasonably relied upon by the Fidelity Trust, the Adviser and their affiliates as conclusive evidence of the facts set forth therein.

V.   NOTICES

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered mail, overnight mail, or electronic mail to the address for each party specified below, which address may be changed from time to time by written notice to the other party. For the avoidance of doubt, it is acknowledged and agreed that no notice is required hereunder to update, supplement or otherwise amend the 12d1-4 List, unless otherwise agreed in writing.

If to the Fidelity Trust or an Acquiring Fund:

James Gryglewicz

Senior Vice President, Asset Management Compliance

Fidelity Investments

88 Black Falcon Avenue, Suite 167, V5C

Boston, Massachusetts 02210

E-mail: james.gryglewicz@fmr.com

With a copy to:

Christina H. Lee

Vice President & Associate General Counsel

Fidelity Investments

88 Black Falcon Avenue, Suite 167, V13E

Boston, Massachusetts 02210

E-mail:christina.lee@fmr.com

If to an Underlying Trust or an Acquired Fund:

iShares ETFs:

Email: Group12d14@blackrock.com

BlackRock Mutual Funds and Active ETFs:

Email: GroupOfficeofRegisteredFunds@blackrock.com

VI. TERMINATION; ASSIGNMENT; AMENDMENT; GOVERNING LAW

6.1 This Agreement shall be effective for the duration of the Acquired Funds’ and/or the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6.2.

6.2 This Agreement shall continue until terminated in writing by either party for any reason upon thirty (30) days’ notice to the other party. Upon termination of this Agreement, the Acquiring Funds may not purchase additional shares of the Acquired Funds beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

6.3 This Agreement may not be assigned by either party without the prior written consent of the other. In the event either party assigns this Agreement to a third party as provided in this Section, such permitted third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party.

6.4 This Agreement may be amended only by a writing that is signed by each affected party.

6.5 This Agreement will be governed by the laws of the Commonwealth of Massachusetts without regard to its choice of law principles.

6.6 In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Funds that are involved in the matter in controversy and not to any other series of the Fidelity Trust.

6.7 In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Funds that are involved in the matter in controversy and not to any other series of an Underlying Trust.

6.8 The parties are hereby put on notice that no director/trustee, officer, employee, agent, employee or shareholder of the Funds shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of the applicable Funds.

VII. USE OF NAME

7.1 Each Underlying Trust hereby consents to the use of its name, the name of each Acquired Fund and the names of their affiliates (i) in the Acquiring Funds’ prospectus, statement of additional information, fact sheet, shareholder report or similar disclosure document, (ii) solely for the purpose of discussing and/or identifying an Acquiring Fund’s investment in an Acquired Fund, in the Acquiring Fund’s shareholder communications, advertising, sales literature and similar communications, and/or (iii) as otherwise required by applicable laws, rules and regulations. No Acquired Fund shall use the name or any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of the Adviser, the Fidelity Trust, an Acquiring Fund, or any of their affiliates in its marketing materials (other than referencing the Acquiring Fund in the Acquired Fund’s statement of additional information or as otherwise required by applicable law, rules and regulations) unless it first receives prior written approval of the relevant Acquiring Fund and its investment adviser.

7.2 It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name is the valuable property of the party in question and/or its affiliates, and that each other party has the right to use such names pursuant to the relationship created by this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

VIII. MISCELLANEOUS

8.1 Counterparts. This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

8.2 Severability. If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

8.3 Third Party Beneficiary. Each Underlying Trust, on behalf of each Acquired Fund each acknowledge and agree that notwithstanding anything contained in this document to the contrary, the Adviser is and shall be an intended third party beneficiary of this Agreement.

8.4 Additional Acquiring Funds and Acquired Funds; Additional Investment Companies.

8.4.1 In the event that the Fidelity Trust or an Underlying Trust wishes to include one or more series as an Acquiring or Acquired Fund in addition to those originally set forth on Schedules A and B, respectively, the relevant party shall so notify the other party in writing, and if the other party agrees in writing, such series shall hereunder become an Acquiring Fund or Acquired Fund, as the case may be, and Schedule A or Schedule B, as appropriate, shall be amended accordingly.

8.4.2 Certain open-end investment companies (or series thereof) advised by Fidelity Management & Research Company LLC (“FMR”) or any investment adviser controlling, controlled by or under common control with FMR (each, an “Affiliated Investment Company”) may subsequently determine to invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) and (B) in reliance on the Rule and may desire to be included under this Agreement. In such event, such Affiliated Investment Company shall so notify the Underlying Trust in writing, and if the Underlying Trust agrees in writing, such Affiliated Investment Company shall hereunder become a Fidelity Trust or Acquiring Fund, as the case may be, and Schedule A shall be amended accordingly.

8.5 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements, understandings and negotiations, except as otherwise supplemented or superseded by the parties in writing.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FIDELITY RUTLAND SQUARE TRUST II, ON BEHALF OF ITSELF AND THE ACQUIRING FUNDS LISTED ON SCHEDULE A, Severally and Not Jointly

/s/ Stacie Smith
Name:	Stacie Smith
Title:	President & Treasurer

THE FOLLOWING ACQUIRED FUND REGISTRANTS LISTED ON SCHEDULE B HERETO, EACH ON BEHALF OF ITSELF AND ITS APPLICABLE SERIES LISTED ON SCHEDULE B, Severally and Not Jointly

BlackRock ETF Trust BlackRock ETF Trust II BlackRock Funds V BlackRock Capital Appreciation Fund, Inc. BlackRock Municipal Bond Fund, Inc.

By:	/s/ John Perlowski
Name:	John Perlowski
Title:	President and Chief Executive Officer

THE FOLLOWING ACQUIRED FUND REGISTRANTS LISTED ON SCHEDULE B HERETO, EACH ON BEHALF OF ITSELF AND ITS APPLICABLE SERIES LISTED ON SCHEDULE B, Severally and Not Jointly

iShares Trust iShares, Inc. iShares U.S. ETF Trust

By:	/s/ Paul C. Lohrey
Name:	Paul C. Lohrey
Title:	Assistant Secretary

SCHEDULE A

Fidelity Trust and Acquiring Funds

Fidelity Trust	Acquiring Funds
Fidelity Rutland Square Trust II (“RS II”)	All current and future series of RS II

SCHEDULE B

Underlying Trusts and Acquired Funds

Underlying Trusts	Acquired Funds
BlackRock Funds V	BlackRock High Yield Bond Portfolio BlackRock Low Duration Bond Portfolio

BlackRock Capital Appreciation Fund, Inc.	BlackRock Capital Appreciation Fund, Inc.

BlackRock Municipal Bond Fund, Inc.	BlackRock National Municipal Fund

BlackRock ETF Trust BlackRock ETF Trust II iShares Trust iShares, Inc. iShares U.S. ETF Trust	All current and future series

12d1-4 List. This Schedule B is amended to exclude any Acquired Fund that is at the time included on the list of funds that are not permissible as Acquired Funds (the “Ineligible Funds”) and is supplemented to include Acquired Funds that are subject to certain additional terms of investment as set forth in the Agreement (the “Enumerated Funds”), along with related requirements (the “12d1-4 List”), all such additional terms and requirements being deemed incorporated by reference into the Agreement, which is maintained at https://www.ishares.com/us/literature/shareholder-letters/blackrock-12d1-4-list.pdf, as such site is amended, supplemented or revised and in effect from time to time.

Exhibit A

Form of Officer’s Certificate

I, [                ], the duly elected and qualified [President/Vice President] of [                ] hereby certify in my capacity as such officer pursuant to that certain Fund of Funds Investment Agreement (the “Investment Agreement”), dated as of [                ], by and among Fidelity Rutland Square Trust II, on behalf of itself and the Acquiring Funds, and each Underlying Trust , on behalf of itself and its respective series Acquired Funds, that during the preceding calendar year:

(a)

no Acquired Fund purchased or otherwise acquired the securities of an investment company or private fund (as defined in the Rule) where immediately after such purchase or acquisition, the securities of investment companies and private funds owned by the Acquired Fund had an aggregate value in excess of 10% of the value of the total assets of the Acquired Fund except as otherwise permitted by the Rule and guidance issued thereunder by the SEC or its Staff, or relevant SEC exemptive relief; and

(b)	each Acquired Fund complied with all applicable terms and conditions of the Rule and the Investment Agreement.

Capitalized terms used and not otherwise defined herein shall have the meanings as defined in the Investment Agreement.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the      day of                 , 202    .

Name:
Title: [President/Vice President]